Exhibit 99.8

Lazard	LAZARD FRÈRES & CO. LLC
FOUR EMBARCADERO CENTER SAN FRANCISCO, CA 94111 PHONE 415-623-5000 FAX 415-421-5050 www.lazard.com

CONSENT OF FINANCIAL ADVISOR TO VIROLOGIC, INC.

The Board of Directors

ViroLogic, Inc.

We hereby consent to the inclusion of and reference to our opinion dated October 18, 2004 to the Board of Directors of ViroLogic, Inc. (“ViroLogic”) as Annex C to the joint proxy statement/prospectus which forms part of the post-effective amendment(s) to the Registration Statement on Form S-4, Registration No. 333-116981 (the “Registration Statement”), relating to the proposed transaction between ViroLogic and ACLARA BioSciences, Inc. and to the references to such opinion in such joint proxy statement/prospectus under the headings “Chapter One-Overview of the Annual Meeting-Summary of the Joint Proxy Statement/Prospectus-Opinion of ViroLogic’s Financial Advisor,” “Chapter Two-ViroLogic Proposal One and ACLARA Proposal One-The Merger Transaction-The Transaction-Background of the Transaction,” “Chapter Two-ViroLogic Proposal One and ACLARA Proposal One-The Merger Transaction-The Transaction-ViroLogic’s Reasons for the Transaction,” and “Chapter Two-ViroLogic Proposal One and ACLARA Proposal One-The Merger Transaction-The Transaction-Opinion of ViroLogic’s Financial Advisor”. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder. This consent supersedes our consent dated June 28, 2004.

LAZARD FRERES & CO LLC

By:	/s/ DAVID LOW
David Low Managing Director

San Francisco, California

October 22, 2004